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                                                                      Exhibit p.

                     PIMCO NEW YORK MUNICIPAL INCOME FUND II

                             Subscription Agreement

         This Agreement made this 18th day of June, 2002, by and between PIMCO New York Municipal Income Fund II, a Massachusetts business trust (the "Fund"), and PIMCO Funds Advisors LLC, a Delaware limited liability company (the "Subscriber");

         WITNESSETH:

         WHEREAS, the Fund has been formed for the purposes of carrying on business as a closed-end management investment company; and

         WHEREAS, the Subscriber has been selected by the Fund's Board of Trustees to serve as investment manager to the Fund; and

         WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Fund wishes to sell to the Subscriber, 6,981 common shares of beneficial interest, par value $0.00001 (the "Shares"), for a purchase price of $14.325 per share;

         NOW THEREFORE, IT IS AGREED:

         1. The Subscriber subscribes for and agrees to purchase from the Fund the Shares for a purchase price of $14.325 per Share and an aggregate purchase price of $100,002.83. Subscriber agrees to make payment for the Shares at such time as demand for payment may be made by an officer of the Fund.

         2. The Fund agrees to issue and sell said Shares to Subscriber promptly upon its receipt of the aggregate purchase price.

         3. To induce the Fund to accept its subscription and issue the Shares subscribed for, the Subscriber represents that it is informed as follows:

            (a) That the Shares being subscribed for have not been and will not be registered under the Securities Act of 1933 (the "Securities Act"), or registered or qualified under the securities laws of any state;

            (b) That the Shares will be sold by the Fund in reliance on an exemption from the registration requirements of the Securities Act;

            (c) That the Fund's reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations and agreements contained in this Subscription Agreement;

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            (d) That when issued, the Shares will be "restricted securities" as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations under the Securities Act ("Rule 144") and cannot be sold or transferred by Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available; and

            (e) That there do not appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for resale of the Shares. In the future, certain exemptions may possibly become available, including an exemption for limited sales in accordance with the conditions of Rule 144.

         The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (e) above is to put the Subscriber on notice as to restrictions on the transferability of the Shares.

         4. To further induce the Fund to accept its subscription and issue the Shares subscribed for, the Subscriber:

            (a) Represents and warrants that the Shares subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof; and

            (b) Agrees that any certificates representing the Shares subscribed for may bear a legend substantially in the following form:

            The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933 or any other federal or state securities law. These shares may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available.

            (c) Consents, as the sole holder of the Fund's common shares of beneficial interest and pursuant to Section 23(b)(2) of the Investment Company Act of 1940, to the issuance by the Fund of common shares of beneficial interest at a price per share as set forth in the Underwriting Agreement relating to the public offering of the common shares of beneficial interest of the Fund.

         5. This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Subscription Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original.

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     6. The Fund's Agreement and Declaration of Trust, as amended, is on file with the Secretary of State of The Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund by an officer or Trustee of the Fund as an officer or Trustee, as the case may be, and not individually, and the obligations imposed upon the Fund by this Subscription Agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

     IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

                                      PIMCO NEW YORK MUNICIPAL INCOME FUND II


                                      By: /s/ Newton B. Schott, Jr.
                                          --------------------------------------
                                      Name:  Newton B. Schott, Jr.
                                      Title: Vice President and Secretary


                                      PIMCO FUNDS ADVISORS LLC


                                      By: /s/ Stephen J. Treadway
                                          --------------------------------------
                                      Name:  Stephen J. Treadway
                                      Title: Managing Director

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